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THOMSON REUTERS EDITED TRANSCRIPT KCAP Financial Inc Agreement with BC Partners Advisors L.P. EVENT DATE/TIME: JANUARY 02, 2019 / 1:30PM GMT

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JANUARY 02, 2019 / 1:30PM GMT, KCAP Financial Inc Agreement with BC Partners Advisors L.P.

CORPORATE PARTICIPANTS

Christopher Lacovara KCAP Financial, Inc. - Chairman of the Board

Dayl W. Pearson KCAP Financial, Inc. - President, CEO & Director

Edward Joseph Goldthorpe BC Partners - Managing Partner

PRESENTATION

Operator

Good morning, and welcome to today's call to discuss the proposed transaction recently announced between KCAP Financial and BC Partners. I am joined this morning by Christopher Lacovara, Chairman of KCAP Financial; Dayl Pearson, CEO of KCAP Financial; and Ted Goldthorpe, Partner and Head of BC Partners Credit.

Before we begin, I would like to note that this call is being recorded and replay information is included in our December 17, 2018 press release.

During the call, we will reference a presentation posted to the KCAP investor website. If you have not done so already, I encourage you to visit the website and download the presentation for review during the call. Please note that this call is the property of KCAP and BC Partners, and any unauthorized rebroadcast of this call, in any form, is strictly prohibited. Today's conference call includes forward-looking statements and projections, and we ask that you refer to KCAP Financial's most recent filings with the SEC for important factors that would cause actual results to differ materially from these projections.

KCAP Financial does not undertake to update its forward-looking statements unless required by law. I will now turn the call over to the Chairman of KCAP Financial, Chris Lacovara.

Christopher Lacovara KCAP Financial, Inc. - Chairman of the Board

Thank you, and thank all of you for joining us this morning. As we announced on December 17, KCAP Financial has entered into a stock purchase and transaction agreement with BC Partners Advisors L.P., that will result in an adviser affiliated with BCP Credit becoming the external manager of KCAP.

As many of you know, BC Partners is a leading global alternative asset manager with more than $20 billion in assets under management and over 30 years of operating history in the U.S. and Europe.

We believe this is an important strategic milestone for KCAP that will deliver significant benefits to our stockholders.

I will start off this morning by outlining the details of the proposed transaction. I will also discuss the strategic rationale for the transaction from KCAP's perspective. I will then ask Ted Goldthorpe, Head of BCP Credit, to share more about why BCP elected to partner with us, after which our CEO, Dayl Pearson, will briefly outline the next steps for the completion of the transaction.

Turning now to the presentation, starting on Page 3. The key elements of the proposed transaction are as follows: first, KCAP will convert from an internally managed BDC to one that is externally managed by an affiliate of BCP Credit; KCAP and BCP Credit will enter into a management contract on market terms detailed in the slide. Second, KCAP shareholders will receive $25 million in cash from BC Partners as a special distribution, equivalent to approximately $0.67 per share. In addition to receiving this special distribution, KCAP shareholders will retain their shares. Third, if necessary, BC Partners will forgo up to 100% of incentive fees in an amount sufficient to enable KCAP to achieve net investment income of $0.40 per share, equal to the current dividend payout rate during the first year following the completion of the proposed transaction. Fourth, BC Partners will use any incentive fees it receives during the first 2 years following the completion of the transaction to purchase up to $10 million of newly issued KCAP common stock at prices equal to net asset value at the time of such purchases. Finally, BCP Credit and its affiliates will sell approximately $75 million of high quality loan investments to KCAP. This will enable KCAP to fully deploy the proceeds of the sale of its Asset Manager Affiliates and available leverage. As a side note, the sale of the Asset Manager Affiliates to LibreMax Partners closed on Monday, December 31, 2018.

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JANUARY 02, 2019 / 1:30PM GMT, KCAP Financial Inc Agreement with BC Partners Advisors L.P.

I'd now like to provide an overview of the strategic rationale for the proposed transaction. Since its founding in 2006, KCAP has had many strengths as a BDC, in particular, a solid credit culture in both its core middle-market lending business and in its former asset management business.

However, those asset management businesses resulted in a complex corporate structure and made it difficult for investors to understand KCAP's cash flow and net investment income. The sale of this business to LibreMax earlier this week resolved those issues. The proceeds of that sale will be deployed in middle-market loans including those sold to us by BCP Credit and its affiliates.

Aside from the asset management business, as one of the few remaining internally managed BDCs, KCAP's small size has made it difficult to grow in a market increasingly dominated by larger asset management platforms.

KCAP's conversion to an externally managed BDC, managed by BCP Credit, will enable us to address this issue as well. KCAP will benefit from the added scale and resources of a large asset management firm in a number of ways: KCAP will gain enhanced sourcing capabilities and the ability to source larger deals in partnership with BCP Credit's other investment platforms. KCAP will also be able to leverage the industry expertise and other underwriting resources of a much larger firm. Perhaps most importantly, BCP Credit and KCAP have a very similar credit culture. As we got to know the team at BCP Credit better over the past few months, we have been impressed by the way they think about managing risk and their overall approach to lending.

In fact, BC's credit culture is one of the key reasons that our board determined that they were the right partner for KCAP.

BCP Credit intends for KCAP to continue to grow its diversified portfolio of high-quality, senior secured debt investments, initially with the proceeds from the sale of the asset manager and some additional leverage. Given our similar credit cultures, similar credit standards will be applied. The ultimate goal is to deliver stronger and more sustainable risk-adjusted returns to stockholders.

I would now like to turn the call over to Ted Goldthorpe to discuss the transaction from BC Partners' perspective.

Edward Joseph Goldthorpe BC Partners - Managing Partner

Thank you, Chris, for those opening remarks. We are obviously very excited to be announcing this transaction to become the external manager of KCAP Financial. BCP Credit strives to become a leading provider of capital to middle-market companies, and we strongly believe that KCAP and BC Partners joining forces through the proposed transaction is a cornerstone in building and expanding a leading middle-market lending platform.

As we will discuss in more detail, we believe that the proposed transaction will maximize long-term shareholder value by leveraging the combined experience of BC Credit's investment professionals and the broader BC platform. For background, BC Partners is a leading, global alternative asset manager with over $20 billion in AUM and a 30-year plus operating history. We've carefully structured this transaction to properly align our interests with those of shareholders.

We believe KCAP shareholders will benefit from the scale and resources of the BC Partners platform and the BC Credit team, in particular through enhanced sourcing capabilities, the ability to speak for larger deals and KCAP's ability to leverage BC's deep industry expertise and resources for both the investment and support functions.

Going forward, BCP Credit intends to focus KCAP on investments in high-quality, senior secured debt securities with a goal of delivering sustainable earnings with lower NAV volatility, and we expect the transaction to close in the first quarter of 2019.

Moving to the summary of transaction term slides, I think that most of this is self-explanatory but let me hit on the highlights. 100% of the cash proceeds will be going directly to stockholders in the form of a $0.67 cash dividend.

Our management fee structure is consistent with other external managers and we believe is at the lower end of the overall industry. We are providing support to stockholders through reinvestment of incentive fees and to maintaining at $0.40 per share of NII for the first year, purchasing stock at net asset value and arranging for the sale of a larger portfolio of assets to accelerate the ramp up of NII. We will ensure continuity by having a board comprised both of existing KCAP board members as well as independents and two members from BC Partners.

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JANUARY 02, 2019 / 1:30PM GMT, KCAP Financial Inc Agreement with BC Partners Advisors L.P.

On Slide 5, we list the key reasons for why we really believe this is a compelling transaction for KCAP shareholders. In addition to the previously discussed significant cash distribution and support during the transition, we strongly believe that the integration of KCAP into the broader BC Partners platform will provide significant benefits to shareholders. Pro forma for the transaction, shareholders will have access to a full range of resources by being part of a leading asset manager. We've structured credit as an integrated business within BC that allows us to access industry diligence, expertise, relationships and institutional knowledge from over 30 years of private equity investing.

Our credit platform is committed to the highest quality underwriting with a focus on mitigating the risk of principal impairment through financial and structuring protections. Our investment professionals have experience with innovative and complex private transactions and we apply a private equity style investment process consistent with the process that has been employed by the firm for over 30 years.

Finally, we have built a best-in-class team of senior deal professionals from institutions such as Goldman Sachs, Apollo, TPG and Carlyle, and have historical experience managing both public and private BDCs.

On the next slide, we lay out why we believe BC Partners is a differentiated lending platform: first, being part of a large asset manager, allows us to share best practices of our operating team and existing portfolio companies to our borrowers. Secondly, our goal is to focus on companies with an EBITDA primarily in the $10 million to $50 million range, which we believe has compelling risk-reward characteristics as our best-in-class peers have moved up-market. Third, we have the sourcing and underwriting capabilities to invest in opportunities regardless of ownership and are not just focused on sponsor-backed opportunities. Our integrated platform allows us to leverage best practices from a diligence perspective as well as leverage over 30 years of private equity knowledge and relationships. And finally, we are strategically building our platform to meet the size of our key opportunity set and maximize risk-adjusted returns.

We have largely covered the Slides 7 and 8, so flipping to Slide 9, you can see why we're focused on the strategy. Today's BDC landscape is filled primarily with established managers that have significantly increased AUM over time and new entrants of significant size. If you focus on the bottom right hand chart, it shows that 70% of all middle-market deals are buyouts of companies with less than $50 million of EBITDA and yet this subset represents less than 30% of all deals financed by BDCs.

We believe this disparity has created a significant opportunity to provide shareholders with a differentiated portfolio relative to best-in-class platforms that are chasing larger deals.

Page 10 further reinforces this focus on companies with less than $50 million of EBITDA. Companies under $50 million of EBITDA have more covenants, lower leverage and lower default rates, all of which we believe is a recipe for mitigating risk of principal impairment and protecting asset value over a longer period of time.

Slide 11 explains why we've built a platform and an investment team to source underwrite investment opportunities regardless of ownership structure. Non-sponsored transactions have made up well over 50% of all middle-market debt issuance but a large majority of current direct lending managers focus exclusively on sponsor-backed opportunities. As compared to sponsor-backed loans, non-sponsor loans have comparable default rates but higher recovery rates and are priced at a 240 basis point premium to sponsor-backed loans.

So in summary, we believe the integration of KCAP into the broader BC Credit platform will provide shareholders with access to enhanced sourcing capabilities, ability to speak for larger deals, ability to leverage off industry expertise and resources of a large asset manager and a differentiated investment strategy relative to other publicly traded BDCs.

Two more notes. On severance costs, we expect them to be immaterial in relation to KCAP's net asset value. KCAP will also immediately be eligible to rely on an SEC exemptive order issued to BC Partners that will permit KCAP to co-invest with other funds managed by BC Partners, subject to the conditions of the exemptive order. These conclude my formal remarks. I'm now going to pass the call back to Dayl Pearson, to discuss the process going forward.

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JANUARY 02, 2019 / 1:30PM GMT, KCAP Financial Inc Agreement with BC Partners Advisors L.P.

Dayl W. Pearson KCAP Financial, Inc. - President, CEO & Director

Thank you, Ted. I'd like to provide a brief overview of the steps we must undertake to complete the transaction. Completion of the transaction is subject to KCAP shareholder approval, approval of applicable regulatory agencies and certain other customary closing conditions set forth in the transaction agreement. We filed a preliminary proxy with the SEC on December 21, 2018. Following approval by the SEC, we will file a definitive proxy and schedule a special meeting of KCAP shareholders to approve the transaction and related changes to the board of -- KCAP's Board of Directors. In order to provide continuity, the board will include two current KCAP board members, Chris Lacovara and Dean Kehler, new independents and two members from BC Partners. We expect the transaction to be completed in the first quarter of 2019.

This concludes today's conference call. We look forward to working with BC Partners to complete the transaction and deliver against our stated strategic and financial benefits. Thank you for your interest in KCAP.

Operator

Ladies and gentlemen, thank you for participating in today's conference. This does conclude the program and you may all disconnect. Everyone, have a wonderful day.

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Additional Information and Where to Find It

In connection with the proposed transactions, KCAP plans to file with the Securities and Exchange Commission (“SEC”) and mail to its stockholders a definitive proxy statement on Schedule 14A (the “Proxy Statement”). The Proxy Statement will contain important information about KCAP, BC Partners, the proposed externalization and related matters. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT (A PRELIMINARY FILING OF WHICH HAS BEEN MADE WITH THE SEC) AND ANY AMENDMENTS OR SUPPLEMENTS THERETO CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT KCAP, BC PARTNERS, THE PROPOSED EXTERNALIZATION AND RELATED MATTERS. Investors and security holders will be able to obtain the Proxy Statement and other documents filed with the SEC by KCAP, free of charge, from the SEC’s web site at www.sec.gov and from KCAP’s web site at https://kcapfinancial.gcs-web.com. Investors and security holders may also obtain free copies of the Proxy Statement and other documents filed with the SEC from KCAP by calling Investor Relations at (212) 455-8300.

Participants in the Solicitation

KCAP and its directors, executive officers and employees and other persons may be deemed to be participants in the solicitation of proxies from the stockholders of KCAP common stock in respect of the proposed externalization. Information regarding KCAP’s directors and executive officers is available in its definitive proxy statement for KCAP’s 2018 annual meeting of stockholders filed with the SEC on March 22, 2018 (the “KCAP 2018 Proxy Statement”), as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of the KCAP 2018 Proxy Statement. Other information regarding the interests of the participants in the proxy solicitation will be included in the Proxy Statement. These documents can be obtained, or will be available, free of charge from the sources indicated above.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements and information within the meaning of applicable securities legislation. Forward-looking statements can be identified by the expressions "seeks", "expects", "believes", "estimates", "will", "target" and similar expressions. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove to be incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, (1) that one or more closing conditions to the proposed externalization may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the proposed externalization, may require conditions, limitations or restrictions in connection with such approvals or that the required approval by the stockholders of KCAP may not be obtained; (2) the risk that the proposed externalization contemplated by the stock purchase and transaction agreement may not be completed in the time frame expected by parties, or at all; (3) unexpected costs, charges or expenses resulting from the proposed externalization; (4) uncertainty of the expected financial performance of KCAP following completion of the proposed externalization; (5) failure to realize the anticipated benefits of the proposed externalization, including as a result of delay in completing the proposed externalization; (6) the ability of KCAP and/or BC Partners to implement its business strategy; (7) the occurrence of any event that could give rise to termination of the agreement; (8) the risk that stockholder litigation in connection with the proposed externalization may affect the timing or occurrence of the contemplated externalization or result in significant costs of defense, indemnification and liability; (9) evolving legal, regulatory and tax regimes; (10) changes in general economic and/or industry specific conditions; and (11) other risk factors as detailed from time to time in KCAP’s reports filed with the SEC, including KCAP’s annual report on Form 10-K for the year ended December 31, 2017, periodic quarterly reports on Form 10-Q, periodic current reports on Form 8-K and other documents filed with the SEC.

Any forward-looking statements speak only as of the date of this communication. KCAP does not undertake any obligation to update any forward-looking statements, whether as a result of new information or developments, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.